Exhibit 99.1

Calisa Acquisition Corp (Nasdaq: ALIS) and GoodVision Inc. Announce Execution of Non-Binding Letter of Intent for a Proposed Business Combination

GoodVision is a global cloud-computing and AI-infrastructure solutions provider.

NEW YORK, NY – January 26, 2026 (GLOBE NEWSWIRE) — Calisa Acquisition Corp (Nasdaq: ALIS) (“Calisa”), a publicly listed special purpose acquisition company, and GoodVision Inc., a global cloud-computing and AI-infrastructure solutions provider, jointly announce that they have entered into a non-binding letter of intent (“LOI”) for a proposed business combination. If a definitive agreement is reached and a business combination is completed, of which there can be no assurance, the combined company is expected to be publicly listed on a national securities exchange in the United States.

GoodVision, founded in 2019, is a global cloud-computing and AI-infrastructure solutions provider. GoodVision provides multi-cloud professional services, cloud redistribution services, AI computing services, and hybrid cloud-edge infrastructure solutions to customers worldwide. GoodVision’s customers include organizations in the gaming, video, cross-border e-commerce, and crypto-related technology sectors, each of which requires flexible and scalable cloud infrastructure or AI capability to operate globally. GoodVision’s principal operations are based in the United States, with additional locations in Japan, Berlin, Singapore, and other countries and regions in Asia.

GoodVision’s business initially focused on providing professional services and redistributing cloud-service capacity from major providers such as Google Cloud Platform (“GCP”), Amazon Web Services (“AWS”), Alibaba Cloud, and Tencent Cloud to its customers. Its partnership or agency status with multiple global cloud providers allowed it to procure and secure cloud resources in bulk and offer customers competitive pricing, cross-platform access, responsive technical support, and global delivery capabilities.

As AI adoption accelerated globally, GoodVision initiated a strategic transition from being a cloud-service provider toward becoming an AI-focused hybrid cloud and edge-computing platform. It developed the GoodVision AI Scheduling Platform, a system that routes and optimizes AI inference workloads across multiple large language models (“LLMs”), computing layers, and edge devices. GoodVision’s platform integrates both closed-source and open-source models and is designed to reduce customer cost, improve latency, and satisfy data-privacy requirements. GoodVision also plans to expand its data-center footprint and incorporate GPU-based inference clusters and edge nodes, including through strategic collaborations such as its partnership with EdgeX, a distributed-edge computing provider.

GoodVision’s long term goal is to develop a global AI computing distribution network combining hybrid cloud resources, edge devices, and a multi-model routing engine, enabling customers to deploy AI capabilities efficiently and cost-effectively across geographies.

Definitive Documentation

The parties will announce additional details regarding the proposed business combination when and if a definitive agreement is executed. No assurances can be provided as to the entry into or timing of any definitive agreement or the consummation of any transaction. Any transaction would be subject to the completion of satisfactory due diligence, the negotiation of a definitive agreement and related ancillary agreements providing for the proposed business combination, satisfaction of the conditions negotiated therein, board and shareholder approvals, regulatory approvals and other customary conditions.

Advisors

Graubard Miller is serving as legal counsel to Calisa. VCL Law LLP is serving as legal counsel to GoodVision.

Additional Information and Where to Find It

If a definitive agreement is entered into in connection with the proposed business combination, Calisa will prepare and file a proxy statement/prospectus with the SEC. Calisa urges investors and securityholders to read the proxy statement/prospectus and other documents filed with the SEC when they become available, as they will contain important information regarding the proposed business combination. The proxy statement will be distributed to holders of Calisa’s ordinary shares in connection with Calisa’s solicitation of proxies for the vote by Calisa’s shareholders with respect to the proposed business combination and other matters as will be described therein. All SEC filings will be available free of charge at www.sec.gov.

Participants in the Solicitation

Calisa, GoodVision and their respective directors, officers, and employees may be deemed participants under SEC rules in the solicitation of proxies in connection with the proposed business combination. Information about Calisa’s directors and officers is available in Calisa’s SEC filings.

Additional details regarding the interests of persons involved in the proposed business combination will be included in the proxy statement/prospectus when it becomes available.

Forward-Looking Statements

This press release includes “forward-looking statements” with respect to Calisa and GoodVision. All information in this press release concerning GoodVision has been provided solely by GoodVision and has not been independently verified by Calisa, which makes no representation or warranty as to the accuracy or completeness of such information and assumes no obligation to update the information in this press release, except as required by law. The expectations, estimates, and projections of the businesses of Calisa and GoodVision may differ from their actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to the ability to enter into definitive agreements for the business combination, future performance and anticipated financial impacts of the proposed business combination if definitive agreements are entered into, the satisfaction of the closing conditions to the proposed business combination, and the timing of the completion of the proposed business combination. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of Calisa and GoodVision and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the negotiations and any subsequent definitive agreements with respect to the proposed business combination, and the possibility that the terms and conditions set forth in any definitive agreements with respect to the proposed business combination may differ materially from the terms and conditions set forth in the letter of intent; (2) the outcome of any legal proceeding that is ongoing or may be instituted against the parties following the announcement of the proposed business combination and any definitive agreements with respect thereto; (3) the inability to complete the proposed transaction, including due to failure to obtain approval of the shareholders of Calisa and GoodVision or other conditions to closing; (4) the inability to obtain or maintain the listing of the post-acquisition company’s securities on the Nasdaq Stock Market LLC, the New York Stock Exchange, or another national securities exchange following the proposed business combination; (5) the risk that the proposed business combination disrupts current plans and operations as a result of the announcement and consummation of the proposed business combination; (6) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (7) costs related to the proposed business combination; (8) changes in applicable laws or regulations; and (9) other risks and uncertainties included in documents filed or to be filed with the SEC by Calisa and GoodVision. The foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. Calisa and GoodVision do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. Past performance by Calisa’s or GoodVision’s management teams and their respective affiliates is not a guarantee of future performance. Therefore, you should not place undue reliance on the historical record of the performance of Calisa’s or GoodVision’s management teams or businesses associated with them as indicative of future performance of an investment or the returns that Calisa or GoodVision will, or are likely to, generate going forward.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction where such offer, solicitation, or sale would be unlawful under the securities laws of any such jurisdiction.

About GoodVision Inc.

GoodVision, founded in 2019, is a global cloud-computing and AI-infrastructure solutions provider. GoodVision provides multi-cloud professional services, cloud redistribution services, AI computing services, and hybrid cloud-edge infrastructure solutions to customers worldwide.

About Calisa Acquisition Corp

Calisa is a publicly traded special purpose acquisition company.

Investor & Media Contacts

Calisa Acquisition Corp

Hongfei Zhang

hongfei.zhang@calisaspac.com

GoodVision Inc

Davy Wang

davy@goodvision.tech